Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of this 18 day of March, 2010, by and among SNAP-ON INCORPORATED, a Delaware corporation (the “Company”), and Martin M. Ellen (the “Advisor”).

RECITALS:

WHEREAS, the Advisor is resigning as an executive officer of the Company on March 31, 2010, to become an executive officer of another corporation; and

WHEREAS, the Advisor has been involved in many important initiatives on behalf of the Company and the Company wishes to arrange for the Advisor’s ability to provide information relating to those initiatives from time to time; and

WHEREAS, the Company desires to also engage the Advisor to perform certain advisory services as may be requested from time to time by the Company, and the Advisor desires to be engaged by the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the Recitals and of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Engagement. Effective on April 1, 2010 (the “Effective Date”),

a.	The Company hereby agrees to engage the Advisor and the Advisor hereby accepts such engagement with the Company in accordance with the terms and conditions set forth in this Agreement.

b.

The Advisor agrees to perform such services and duties as may be reasonably requested by the Company (collectively, the “Services”) from time to time in a commercially reasonable manner. It is understood that the Advisor will be employed, as of the effective date of this Agreement, as executive vice president and CFO of Dr Pepper Snapple Group, Inc. (“DPS”). The parties agree to use their reasonable efforts to minimize interruption of the Advisor’s duties at DPS by scheduling any Services to be performed at times other than during normal business hours; however, it is understood that there will be circumstances where this will not be possible. The Advisor shall devote his skill, knowledge, and attention to the performance of the Services. Without limiting the foregoing, the Advisor’s Services shall include:

i.

Assistance to the Company in connection with the continued transition of the business of Snap-on Credit LLC as a result of the termination of the Company’s former joint venture arrangements with CIT Group Inc. (“CIT”);

ii.	Assistance to the Company in connection with the pending arbitration with CIT, including assistance with document production, acting as a witness, and attending meetings; and

iii.	Assistance to the Company in connection with other matters as may be reasonably requested.

2.

Term.   This Agreement shall commence as of the Effective Date and shall terminate on March 31, 2011 (the “Initial Term”); provided, however, that if the Company and the Advisor so agree in writing, this Agreement may be extended for such additional period of time as may be specified by the parties (together with the Initial Term, the “Term”). If the Agreement is extended beyond the Initial Term, in the absence of a period of time specified by the parties, this Agreement and the Advisor’s engagement may be terminated upon thirty days written notice by one party to the other delivered in accordance with Section 11.

3.

Compensation.   For the Services, the Company shall pay the Advisor a monthly retainer of $20,000 per month, payable on the last business day of each calendar month during the Term. This retainer shall cover up to 60 hours of Services per calendar quarter, and shall be paid whether or not any Services are requested by the Company. Any hours over 60 in a calendar quarter shall be paid at a rate of $1,000 per hour, and will be paid along with the following month’s retainer payment.

4.

Expense Reimbursement.   The Company shall reimburse Advisor, upon submission of appropriate vouchers and supporting documentation, for reasonable and necessary out-of-pocket business expenses incurred by the Advisor in connection with the Services in accordance with the Company’s usual and ordinary expense reimbursement practices. The Company shall not reimburse for expenses incurred at the Advisor’s home or office or at the Company, or involving travel of less than 75 miles to or from the Company.

5.

Termination.   The Company and the Advisor may terminate this Agreement by mutual agreement without further liability to either party. Either party may terminate this Agreement upon written notice (with a reasonable opportunity to cure, of not less than 30 days, if the breach is able to be cured) in the event of a material breach of this Agreement by the other party. Upon termination of this Agreement for any reason, the Advisor shall immediately return to the Company all files, documents, keys, equipment, and other materials owned or provided by the Company.

6.

Confidential Information.   The Advisor acknowledges that he has obtained and will obtain confidential information regarding the business activities and affairs of the Company (including its subsidiaries and affiliates), including such matters as financial information, pricing, computer programs, research, customer lists, customer development and relations, planning, purchasing, finance, marketing, production methods, and other information of a similar nature not available to the public (“Confidential Information”). The Confidential Information may be oral or written and may be that which the Advisor originates, or originated as an employee of the Company, as well as that which otherwise comes into his possession or knowledge. The Advisor agrees that during the Term of this Agreement and for a period of two years after the termination of the Advisor’s engagement (the “Restricted Period”), he will not divulge or disclose the Confidential Information to any individual, legal entity, governmental organization, or other third party (each a “Person”) except upon the written request or instruction of the Company or in the normal course of his duties as an Advisor to the Company and in furtherance of the business of the Company. The Advisor further agrees that during the Restricted Period he will not use or disclose for any purpose the Confidential Information, either for himself or as a representative, agent, employee, officer, director, trustee, stockholder, or creditor of, or partner, joint venturer, or investor with or in, any other Person, except for any information which is or becomes generally available to the public other than as a result of disclosure by the Advisor. Further, during the Term of this Agreement, the Advisor shall abide by all insider trading practices and policies of the Company as if the Advisor were an executive officer of the Company; provided that these restrictions will not apply after the termination of the Advisor’s engagement hereunder.

7.

Other Engagements.   The Company understands and agrees that the Advisor will be otherwise employed, initially as the executive vice president and CFO of DPS. During the Restricted Period, the Advisor shall not accept any other employment or engagement, or perform services on behalf of another person, that are inconsistent with the Services and the Advisor’s obligations to the Company hereunder.

8.

Independent Contractor.   The Advisor and the Company understand and acknowledge that the Advisor’s relationship with the Company is that of an independent contractor and nothing in this Agreement is intended, or should be construed, to create or continue a partnership, joint venture or employment relationship. The Advisor shall not be considered an agent or authorized representative of the Company and shall have no authority to bind the Company in any respect; any decisions or actions taken by the Company shall be the responsibility of the Company. The Advisor further acknowledges that, from and after the Effective Date, the Advisor will not be treated or regarded as an employee of the Company under the laws or regulations of any government or governmental agency. The Advisor will be the sole judge of the means, manner and method by which he will perform the Services, the times at which the Services will be performed (within the deadlines reasonably established by the Company) and the sequence of performance of the Services. The Company does not have the authority to supervise or control the actual work of the Advisor. It is further agreed that the Company: (i) does not provide the Advisor with any business registrations or licenses required to perform the Services; (ii) does not require that the Advisor perform work exclusively for Company; (iii) does not pay the Advisor a salary or hourly wage; (iv) does not provide tools or supplies to the Advisor; (v) does not dictate the time of performance of the Services to the Company; and (vi) will not combine business operations with the Advisor, but instead will keep the operations of the Advisor and the Company separate.

As an independent contractor, after the termination of the Advisor’s employment on March 31, 2010, the Advisor, solely as a result of this engagement, is not entitled to receive employment benefits provided to employees of the Company, including, but not limited to, health, dental, vision and life insurance benefits, or the right of participation in employee benefit plans. However, this provision shall not affect the Advisor’s right to receive future payments and benefits that were accrued or vested during the course of his employment or those rights that may be provided by law. The Advisor will not receive a Form W-2 but will receive a Form 1099 for payments made hereunder, and no income, employment or other tax withholdings will be made. Advisor shall be responsible for the proper payment of all self-employment and other income taxes.

9.

Remedies.   In addition to other remedies provided in this Agreement, upon a breach by the Advisor of any of the covenants contained herein, the Company shall be entitled to have a court of competent jurisdiction enter an injunction against the Advisor prohibiting any further breach of the covenants contained herein. The parties further agree that the services to be performed hereunder are of a unique, special, and extraordinary character. Therefore, in the event of any controversy concerning rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of competent jurisdiction at law or equity by a decree of specific performance or, if the Company elects, by obtaining damages (in any case not to exceed the total amount paid to Advisor pursuant to this Agreement) or such other relief as the Company may elect to pursue.

10.

Indemnification.   The Company agrees to indemnify and hold the Advisor harmless for any claims, losses or damages (“Losses”) asserted by third parties related to the Services provided by the Advisor under this Agreement, except to the extent any such Losses are caused by the willful misconduct, reckless conduct or grossly negligent acts or omissions of the Advisor. The Advisor shall give the Company prompt notice of any claims that may give rise to liability for indemnification hereunder. The Company shall have the right to control the defense or settlement of any such claim. To the extent not inconsistent herewith, the manner of such indemnification shall be the same as provided in the Indemnification Agreement between the Advisor and the Company dated November 18, 2002.

11.	Assignment. This Agreement and the respective rights, duties, and obligations of the Advisor hereunder may not be assigned or delegated by the Advisor.

12.

Notice.   Any notice (including notice of change of address) permitted or required to be given pursuant to the provisions of this Agreement shall be in writing and sent by registered or certified mail, return receipt requested, by overnight delivery, by facsimile transmission, by email to the Advisor, or by hand delivery to the parties at the following addresses:

If to the Company:	Snap-on Incorporated
Attn: Vice President, General Counsel & Secretary
2801 80th Street
Kenosha, WI 53143-5656
Fax: ________________

If to the Advisor:	Martin M. Ellen
____________________
____________________
Email: ______________

Notice properly given by mail shall be deemed effective three (3) business days after mailing.

13.

Entire Agreement.   This Agreement constitutes the entire agreement and understanding between the Company and the Advisor concerning the Advisor’s engagement by the Company to provide the Services hereunder, and supersedes any and all previous agreements or understandings, whether written or oral, between the Advisor and the Company concerning such engagement and Services.

14.

Amendment and Waiver.   This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto. The waiver by either party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

15.

Invalidity of any Provision.   The provisions of this Agreement are severable, it being the intention of the parties hereto that should any provision hereof be invalid or unenforceable, such invalidity or unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provision were omitted. If a court determines that any, or any part of the, restrictive covenants in Sections 6 or 7 is unenforceable because it covers too extensive a geographical area, survives too long a period of time, or for any other reason, then the parties intend that such covenant shall be deemed to cover only such maximum geographical area, maximum time period and shall otherwise be deemed limited in such manner as shall be enforceable by such court.

16.	Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois.

17.

Counterparts.   This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

18.	Survival. The provisions of Sections 6, 7, 9, 10, 12, 15 and 16 shall survive termination of this Agreement.

19.

Reasonableness of Restrictions.   THE ADVISOR HAS READ THIS AGREEMENT AND AGREES THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND THE TERMS AND CONDITIONS OF THE RESTRICTIVE COVENANTS CONTAINED IN SECTIONS 6 AND 7 ARE REASONABLE AND NECESSARY FOR THE PROTECTION OF THE BUSINESS AFFAIRS, TRADE SECRETS, AND CONFIDENTIAL INFORMATION OF THE COMPANY AND TO PREVENT DAMAGE OR LOSS TO THE COMPANY.

IN WITNESS WHEREOF, the parties hereto have executed this Transition Services Agreement as of the date first above written.

COMPANY: SNAP-ON INCORPORATED

By:	/s/ Nicholas T. Pinchuk
Nicholas T. Pinchuk, its Chairman, President and CEO

ADVISOR:

/s/ Martin M. Ellen
Martin M. Ellen